Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

On July 21, 2012, Flowers Foods, Inc. (“Flowers”) completed its acquisition of Lepage Bakeries, Inc. and certain of its affiliated companies (collectively, “Lepage”) for approximately $320 million in cash and deferred cash payments and 2,178,648 shares of Flowers common stock (the “Acquisition”).

The Acquisition has been accounted for using the purchase method of accounting, with Flowers as the acquirer and Lepage as the acquiree, assuming that the Acquisition had been completed on January 1, 2011 for the unaudited pro forma condensed consolidated statements of operations and on April 21, 2012 for the unaudited pro forma condensed consolidated balance sheet. Flowers’ and Lepage’s fiscal years each ended on December 31, 2011.

The unaudited pro forma condensed consolidated balance sheet of Flowers is derived from the interim unaudited condensed consolidated balance sheet of each of Flowers and Lepage as of April 21, 2012. The full-year unaudited pro forma condensed consolidated income statement of Flowers is derived from the audited consolidated statement of income of each of Flowers and Lepage for the year ended December 31, 2011. The interim unaudited pro forma condensed consolidated statement of income is derived from the interim unaudited condensed consolidated statement of income of each of Flowers and Lepage for the sixteen weeks ended April 21, 2012.

You should read the unaudited pro forma condensed consolidated financial information in conjunction with the following information, including the applicable underlying financial information of Flowers and Lepage:

•	The accompanying notes to the unaudited pro forma condensed consolidated financial information.

•

Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2012, as amended by Current Report on Form 8-K/A filed with the SEC on October 4, 2012 (the “Form 8-K/A”), as further amended by Current Report on Form 8-K/A filed herewith (the “Form 8-K/A No. 2”).

•

Audited Consolidated Financial Statements of Flowers Foods, Inc., and notes thereto, as of and for the year ended December 31, 2011, included in Flowers’ Annual Report on Form 10-K filed with the SEC on February 29, 2012.

•

Unaudited Condensed Consolidated Financial Statements of Flowers Foods, Inc., and notes thereto, as of and for the sixteen weeks ended April 21, 2012, included in Flowers’ Quarterly Report on Form 10-Q filed with the SEC on May 24, 2012.

•

Audited Consolidated Financial Statements of Lepage Bakeries, Inc. and Affiliates, and notes thereto, as of and for the year ended December 31, 2011, which are included in Exhibit 99.1 of the Form 8-K/A.

•

Unaudited Condensed Consolidated Financial Statements of Lepage Bakeries, Inc. and Affiliates, and notes thereto, as of and for the sixteen weeks ended April 21, 2012, which are included in Exhibit 99.1 of the Form 8-K/A No. 2.

The following unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of January 1, 2011 and does not intend to project the future financial results of Flowers after the Acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect Flowers’ financial condition had the Acquisition closed on April 21, 2012 or for any future or historical period.

The preparation of this pro forma financial information is based upon a tax election that would provide a step-up for certain Lepage assets. We believe this election will be made and finalized in the near future. If this election is not made this pro forma financial information will be materially different, primarily due to changes in intangible asset fair values and deferred taxes.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of April 21, 2012

(amounts in thousands)

	Flowers Foods, Inc.	Lepage	Pro Forma Adjustments	Note/ Ref Note 4	Pro Forma of Flowers Foods, Inc.
ASSETS
Current Assets:
Cash and cash equivalents	$186,147	$27,517	$(213,664)	(a)	$—

Accounts and notes receivable	200,851	6,337	—		207,188

Inventories, net:
Raw materials	27,753	2,208	—		29,961
Packaging materials	16,240	1,772	—		18,012
Finished goods	35,728	662	—		36,390

	79,721	4,642	—		84,363

Spare parts and supplies	41,044	2,496	251	(a)	43,791

Deferred taxes	33,137	—	—		33,137

Other	21,751	2,247	—		23,998

Total current assets	562,651	43,239	(213,413)		392,477

Property, Plant and Equipment, net of accumulated depreciation	676,835	44,734	15,161	(g)	736,730

Notes Receivable	101,823	78	—		101,901

Assets Held for Sale — Distributor Routes	13,989	—	10,000	(j)	23,989

Other Assets	16,129	1,605	437	(j)	18,171

Goodwill	219,730	—	52,351	#3	272,081

Other Intangible Assets, net	138,724	177	256,223	(h)	395,124

Total assets	$1,729,881	$89,833	$120,759		$1,940,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$53,571	$—	$—		$53,571
Accounts payable	115,434	5,309	—		120,743
Other accrued liabilities	109,169	4,031	8,031	(a)(e)(i)(k)	121,231

Total current liabilities	278,174	9,340	8,031		295,545

Long-Term Debt and Capital Leases	43,955	—	149,942	(a)(f)	193,897
4.375% senior notes due 2022	399,045	—	—		399,045

Total long-term debt	443,000	—	149,942		592,942

Other Liabilities:
Post-retirement/post-employment obligations	141,921	—	—		141,921
Deferred taxes	35,419	—	1,318	(l)	36,737
Other	49,730	98	—		49,828

Total other liabilities	227,070	98	1,318		228,486

Stockholders’ Equity:
Preferred stock — $100 stated par value, 200,000 authorized and none issued	—	—	—		—
Preferred stock — $.01 stated par value, 800,000 authorized and none issued	—	—	—		—
Common stock — $.01 stated par value and $.001 current par value, 500,000,000 authorized shares, 152,488,088 shares issued	199	2,040	(2,040)	(n)	199
Treasury stock	(222,653)	(18,938)	48,197	(n)	(193,394)
Capital in excess of par value	546,650	4,246	12,382	(n)	563,278
Retained earnings	565,604	92,570	(96,594)	(n)	561,580
Accumulated other comprehensive loss	(108,163)	477	(477)	(n)	(108,163)

Total stockholders’ equity	781,637	80,395	(38,532)		823,500

Total liabilities and stockholders’ equity	$1,729,881	$89,833	$120,759		$1,940,473

(See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information)

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Fiscal Year Ended December 31, 2011

(amounts in thousands, except per share data)

	Flowers Foods, Inc.	Lepage	Pro Forma Adjustments	Ref Note 4	Pro Forma of Flowers Foods, Inc.
Sales	$2,773,356	$166,434	$—		$2,939,790
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	1,473,201	82,402	(5,618)	(m)	1,549,985
Selling, distribution and administrative expenses	1,016,491	60,816	(2,000)	(m)	1,075,307
Depreciation and amortization	94,638	—	11,630	(g)(h)(m)	106,268

Income from operations	189,026	23,216	(4,012)		208,230
Interest expense	(10,172)	(14)	(14,946)	(b)(f)	(25,132)
Interest income	13,112	42	—		13,154

Income before income taxes	191,966	23,244	(18,958)		196,252
Income tax expense	68,538	201	1,650	(c)	70,389

Net income	$123,428	$23,043	$(20,608)		$125,863

Net Income Per Common Share:
Basic:
Net income per common share	$0.91				$0.91

Weighted average shares outstanding	135,387		2,179	(d)	137,566

Diluted:
Net income per common share	$0.90				$0.91

Weighted average shares outstanding	136,881		2,179	(d)	139,060

(See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information)

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Sixteen Weeks Ended April 21, 2012

(amounts in thousands, except per share data)

	Flowers Foods, Inc.	Lepage	Pro Forma Adjustments	Ref Note 4	Pro Forma of Flowers Foods, Inc.
Sales	$898,206	$50,176	$—		$948,382
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	478,978	25,443	(1,537)	(m)	502,884
Selling, distribution and administrative expenses	330,272	18,598	(733)	(m)	348,137
Depreciation and amortization	29,739	—	3,579	(g)(h)(m)	33,318

Income from operations	59,217	6,135	(1,309)		64,043
Interest expense	(4,229)	(59)	(3,791)	(b)(f)	(8,079)
Interest income	4,205	13	—		4,218

Income before income taxes	59,193	6,089	(5,100)		60,182
Income tax expense	21,250	113	381	(c)	21,744

Net income	$37,943	$5,976	$(5,481)		$38,438

Net Income Per Common Share:
Basic:
Net income per common share	$0.28				$0.28

Weighted average shares outstanding	135,496		2,179	(d)	137,675

Diluted:
Net income per common share	$0.28				$0.28

Weighted average shares outstanding	137,182		2,179	(d)	139,361

(See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1. Basis of Presentation

The unaudited pro forma financial information has been compiled from underlying financial statements prepared in accordance with U.S. GAAP (“GAAP”). Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to SEC rules and regulations based on assumptions that Flowers believes are reasonable under the circumstances.

The Acquisition has been accounted for using the purchase method of accounting, with Flowers as the acquirer and Lepage as the acquiree, assuming that the Acquisition had been completed on January 1, 2011 for the unaudited pro forma condensed consolidated statements of operations and on April 21, 2012 for the unaudited pro forma condensed consolidated balance sheet.

You should read the unaudited pro forma condensed consolidated financial information in conjunction with the following information, including the applicable underlying financial information of Flowers and LePage:

•	The accompanying notes to the unaudited pro forma condensed consolidated financial information.

•	Current Report on Form 8-K filed with the SEC on July 23, 2012, as amended by the Form 8-K/A and the Form 8-K/A No. 2.

•

Audited Consolidated Financial Statements of Flowers Foods, Inc., and notes thereto, as of and for the year ended December 31, 2011, included in Flowers’ Annual Report on Form 10-K filed with the SEC on February 29, 2012.

•

Unaudited Condensed Consolidated Financial Statements of Flowers Foods, Inc., and notes thereto, as of and for the sixteen weeks ended April 21, 2012, included in Flowers’ Quarterly Report on Form 10-Q filed with the SEC on May 24, 2012.

•

Audited Consolidated Financial Statements of Lepage Bakeries, Inc. and Affiliates, and notes thereto, as of and for the year ended December 31, 2011, which are included in Exhibit 99.1 of the Form 8-K/A.

•

Unaudited Condensed Consolidated Financial Statements of Lepage Bakeries, Inc. and Affiliates, and notes thereto, as of and for the sixteen weeks ended April 21, 2012, which are included in Exhibit 99.1 of the Form 8-K/A No. 2.

The following unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of January 1, 2011 and does not intend to project the future financial results of Flowers after the Acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect Flowers’ financial condition had the Acquisition closed on April 21, 2012 or for any future or historical period.

The preparation of this pro forma financial information is based upon a tax election that would provide a step-up for certain Lepage assets. We believe this election will be made and finalized in the near future. If this election is not made this pro forma financial information will be materially different, primarily due to changes in intangible asset fair values and deferred taxes.

2. Accounting Policies

The audited pro forma condensed consolidated financial information has been prepared in a manner consistent with Flowers’ accounting policies. Certain accounting policies at Lepage were different than Flowers’ adopted policies, and adjustments are required. The unaudited pro forma condensed consolidated financial information adjustments related to these accounting policies are described in note 4(m).

3. Transaction

The unaudited pro forma condensed consolidated financial information reflects the acquisition of Lepage for a purchase price of $386.0 million funded from corporate cash, net proceeds from the issuance in April 2012 of $400 million of 4.375% senior notes due 2022 (the “Senior Notes”) and issuance of 2,178,648 shares of Flowers common stock.

The preliminary allocation of the total purchase price of Lepage’s tangible and intangible assets and liabilities based on our preliminary estimates of fair value is summarized below (amounts in thousands):

		Reference Note #4
Fair value of consideration transferred:
Cash, including working capital adjustment estimate	$301,881	(a)
Cash paid for preliminary tax adjustment	18,426	(e)
Accrued preliminary tax adjustment	2,126	(e)
Deferred payment obligations	17,663	(f)
Flowers Foods, Inc. common stock	45,887	(d)

Total fair value of consideration transferred	$385,983

Recognized amounts of identifiable assets acquired and liabilities assumed:
Financial assets	$13,451	(a)
Inventories	4,642	(a)
Property, plant, and equipment	59,895	(g)
Assets Held for sale — Distributor routes	10,000	(j)
Identifiable intangible assets	256,400	(h)
Deferred income taxes	(1,318)	(l)
Financial liabilities	(9,438)	(a)

Net recognized amounts of identifiable assets acquired	$333,632

Goodwill	$52,351

4. Adjustments

The unaudited pro forma condensed consolidated balance sheet includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of April 21, 2012. Flowers based the unaudited pro forma adjustments on available information and certain assumptions that it believes are reasonable under the circumstances. The adjustments reflect Flowers’ preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation analyses yet to be completed.

The unaudited pro forma condensed consolidated statements of income includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of January 1, 2011.

The following items resulted in adjustments that are reflected in the unaudited pro forma condensed consolidated financial information:

(a)	The table below outlines the cash used for the Acquisition (amounts in thousands):

Amount paid
Cash on hand	$186,147
Withdrawal from the revolving credit facility	132,279

Total cash paid at closing	$318,426

There is a working capital requirement of $2.0 million per the acquisition agreement. The Lepage equityholders are required to remit any amount less than the working capital requirement. Flowers is required to remit any amount in excess of the working capital requirement. For purposes of the working capital adjustment computation, maintenance inventory (spare parts and supplies) is excluded from current assets. There is a preliminary adjustment to fair value for maintenance inventory of $0.3 million. The working capital balance on April 21, 2012 would yield the following adjustment amount (amounts in thousands):

Total working capital requirement	$2,005

Recognized amounts of current assets acquired and current liabilities assumed:
Cash and cash equivalents	$27,517
Accounts receivable	6,337
Inventories	4,642
Prepaid expenses	2,247
Accounts payable	(5,309)
Accrued expenses	(4,031)

Net recognized amounts of current assets/liabilities	$31,403
Total working capital requirement	$2,005

Amount applied to working capital threshold	$29,398
Cash applied to working capital threshold	$27,517
Accrued liabilities for estimated working capital adjustment (note (k))	$1,881

(b)	Flowers funded the Acquisition primarily with additional long-term debt. While the funding described in (a) above and on the April 21, 2012 balance sheet reflects the withdrawal from the revolving credit facility to fund the Acquisition, net proceeds from the Senior Notes were the primary source of funding for the Acquisition and are considered the debt issued for interest cost purposes. Between April 1, 2012 and April 21, 2012, Flowers repaid outstanding amounts under the revolving credit facility, which lowered its cash on hand as of April 21, 2012. Debt issued to fund the Acquisition and the calculation of pro forma interest for the periods presented are as follows (amounts in thousands):

			Interest Expense
	Effective Interest Rate	Balance Outstanding	Fiscal 2011	For the 16 weeks ended April 21, 2012
4.375% senior notes	4.5733%	$318,426	$14,563	$3,673

The $3.7 million of interest expense for the sixteen weeks ended April 21, 2012 is the incremental expense for the period from January 1, 2012 to the issue date of April 1, 2012. The expense from April 1, 2012 to April 21, 2012 is already recorded in the Flowers consolidated statement of income for the first quarter of 2012.

(c)	Income tax impacts from pro forma adjustments and Lepage’s income before income taxes are calculated at our statutory rate of 38.5% for the periods presented and are computed in the table below:

	Fiscal 2011	For the 16 weeks ended April 21, 2012
Lepage income before income taxes	$23,244	$6,089
Pro Forma adjustments to income before income taxes	(18,958)	(5,100)

Total income before income taxes	4,286	989
Income tax rate	38.5%	38.5%

Total Pro Forma adjustment for income tax expense	$1,650	$381

(d)	Reflects the issuance of 2,178,648 shares of Flowers common stock to certain equityholders of Lepage. The shares issued were computed by dividing $50.0 million by the average closing price of Flowers Foods, Inc. common stock for the twenty consecutive trading day period ending five trading days prior to the closing. The shares issued to the equityholders were separated into five categories with each category having a different holding period requirement. As a result, each holding period had a fair value assignment based on an implied fair value which was determined using the Black-Scholes call option formula for an option expiring on each restriction lapse date. The estimated exercise price is equal to the stock price on the last trading day before the closing on July 21, 2012 of $20.48. This value was then multiplied by the dollar value of the stock issued. The table below outlines the determination of fair value and provides the assumptions used in the calculation. The fair value of the stock consideration is computed in the following table:

Restriction lapse year	2012	2013	2014	2015	2016	Total
Value of Flowers shares issued (thousands)	$25,000	$10,000	$5,000	$5,000	$5,000	$50,000
Implied fair value of restricted shares (thousands)	$23,626	$9,154	$4,447	$4,363	$4,297	$45,887
Exercise price (per share)	$20.48	$20.48	$20.48	$20.48	$20.48
Expected term (yrs)	.37	1.00	2.00	3.00	4.00
Volatility (%)	25.0%	25.0%	25.0%	25.0%	25.0%
Risk-free rate (%)	0.1%	0.2%	0.2%	0.3%	0.4%
Dividend yield (%)	3.0%	3.0%	3.0%	3.0%	3.0%

(e)	The $18.4 million preliminary tax adjustment is the amount paid to the Lepage equityholders at the closing of the Acquisition in connection with certain incremental tax liabilities that will be incurred by those equityholders if the parties jointly make an election under Section 338(h)(10) of the Internal Revenue Code. In the event the parties decide not to make such an election, this payment will be returned to the company. There is an additional $2.1 million preliminary tax adjustment Flowers will pay for entity level state taxes.

(f)	The $17.7 million adjustment for the deferred payments represents the fair value of the fixed payments of $1.3 million beginning on the first business day of each of the sixteen calendar quarters following the fourth anniversary of the closing of the Acquisition (a total of $20.0 million in gross payments). The first payment will be made by Flowers on October 1, 2016 and the final payment will be made on July 1, 2020. The difference between the fair value and the gross payments of $2.3 million is recorded as a reduction to the deferred payment liability and will be amortized to interest expense over eight years. The pro forma adjustment for the expense in 2011 is $0.4 million and the adjustment for the sixteen weeks ended April 21, 2012 is $0.1 million.

(g)	The Lepage property and equipment was adjusted to reflect Flowers’ estimate of fair value. These values are based on preliminary estimates since Flowers has not finalized the property and equipment appraisals. Property and equipment will be depreciated on a straight-line basis as follows (amounts in thousands, except for estimated lives):

Classification	Estimated life (years)	Lepage net carrying value	Fair value at acquisition date	Purchase price adjustment
Land	N/A	$3,189	$3,680	$491
Buildings	10-40	6,891	11,378	4,487
Machinery and equipment	3-25	28,753	38,928	10,175
Furniture, fixtures and transportation equipment	3-15	5,876	5,884	8
Construction in progress	N/A	25	25	—

Property, plant and equipment, net		$44,734	$59,895	$15,161

Depreciation expense for property and equipment is in the table below (amounts in thousands):

Classification	Lepage depreciation	Fair value depreciation	Purchase price adjustment
For the fiscal year ended December 31, 2011	$7,618	$8,270	$652
For the sixteen weeks ended April 21, 2012	2,269	2,545	275

(h)	Intangible assets were adjusted to reflect the assets purchased at the closing of the Acquisition. These values are based on preliminary estimates since Flowers has not finalized the appraisals of these assets. Lepage had a $0.2 million intangible trademark asset that is included in the fair value analysis in the table below. The total adjustment is $256.2 million. Trademarks are considered indefinite-lived intangible assets. Customer relationship and non-compete intangible assets are amortized on a straight-line basis in the table below (amounts in thousands, except for amortizable years).

	Amount	Weighted average amortization years
Trademarks	$185,000	—
Customer relationships	69,000	25.0
Non-compete agreements	2,400	4.0

	$256,400	24.3

Amortization expense for intangible assets is in the table below (amounts in thousands):

Classification	Fair value amortization
For the fiscal year ended December 31, 2011	$3,360
For the sixteen weeks ended April 21, 2012	1,034

Goodwill of $52.4 million was created as a result of the Acquisition. Goodwill is allocated to our direct-store-delivery (“DSD”) segment and $10.6 million will be deductible for tax purposes based on our preliminary estimates.

(i)	Acquisition costs of $6.5 million were accrued as a current liability with a corresponding adjustment to retained earnings. These costs include legal, consulting, auditing and other Acquisition-related fees. These costs are not included in the pro forma condensed consolidated statements of income because they are non-recurring. For purposes of this pro forma this amount is recorded in accrued liabilities.

(j)	Assets held for sale includes routes held for sale of $10.0 million. The routes held for sale is our preliminary estimate of the amount of Lepage owned routes that we intend to sell to independent distributors. An additional $0.4 million of trucks held for sale are included as an adjustment to other long-term assets.

(k)	Approximately $1.9 million was accrued for an estimate of the working capital adjustment as of April 21, 2012. The working capital adjustment will be different from the July 21, 2012 closing date working capital adjustment that will be finalized in future periodic filings. For purposes of this pro forma this amount is recorded in accrued liabilities.

(l)	Lepage did not have any deferred income taxes recorded due to its corporate structure, which provided for pass through taxation. The preliminary deferred income taxes for the acquisition were recorded for certain property, plant and equipment of $1.3 million.

(m)	Reclassification adjustments were necessary to the Lepage financial statements so that the presentation would be consistent with Flowers’ presentation. Lepage separately identifies the amount of depreciation in materials, labor and other production costs and selling, distribution and administrative expenses. Flowers’ records maintenance inventory (spare parts and supplies) as a current asset. The historical Lepage financial statements record maintenance inventory as a long-term asset. We have conformed the pro forma presentation to Flowers’ policy. Flowers records these together as one amount in determining operating income. The table below shows the reclassification adjustments to conform Lepage’s policy to Flowers’ policy (amounts in thousands):

	Fiscal 2011	For the 16 weeks ended April 21, 2012
Lepage depreciation in materials, labor and other production costs (exclusive of depreciation and amortization shown separately below)	$5,618	$1,537
Lepage depreciation in selling, distribution and administrative expenses	2,000	733

Total Lepage depreciation	$7,618	$2,270

(n)	Elimination of Lepage shareholders’ equity and issuance of Flowers common stock for the Acquisition

The stockholders’ equity for Lepage is eliminated in the unaudited pro forma condensed consolidated balance sheet as of April 21, 2012. Adjustments to eliminate Lepage’s shareholders’ equity and the issuance of Flowers common stock for the acquisition are as follows (amounts in thousands):

Classification	Purchase price adjustment
Common stock (for elimination of Lepage equity)	$(2,040)
Treasury stock (for elimination of Lepage equity)	18,938
Capital in excess of par value (for elimination of Lepage equity)	(4,246)
Retained earnings (for elimination of Lepage equity)	(92,570)
Accumulated other comprehensive income (for elimination of Lepage equity)	(477)
Treasury stock (for common shares issued, see reference (d))	29,259
Capital in excess of par value (for common shares issued, see reference (d))	16,628
Retained earnings (for acquisition costs, see reference (i))	(4,024)

Total stockholders’ equity	$(38,532)

(o)	Earnings per share

Pro forma earnings per share for the year ended December 31, 2011, have been calculated based on the estimated weighted average number of shares of Flowers common stock outstanding on a pro forma basis, as described below. The pro forma weighted average number of shares of Flowers common stock outstanding for the year ended December 31, 2011 and the 16 weeks ended April 21, 2012, have been calculated as if the Acquisition shares had been issued and outstanding on January 1, 2011.

The following table presents the basic and diluted earnings per share for the fiscal year ended December 31, 2011 (amounts in thousands, except per share data):

	Flowers Foods, Inc. Historical	Lepage	Purchase Price Adjustments	Pro Forma of Flowers Foods, Inc.
Net income	$123,428	23,043	$(20,608)	$125,863

Basic Earnings Per Common Share:
Weighted average shares outstanding for common stock	135,343		2,179	137,521
Weighted average shares outstanding for participating securities	44	—	—	44

Basic weighted average shares outstanding for common stock	135,387	—	2,179	137,566

Basic earnings per common share	$0.91			$0.91

Diluted Earnings Per Common Share:
Basic weighted average shares outstanding for common stock	135,387	—	2,179	137,566
Add: Shares of common stock assumed issued upon exercise of stock options and vesting of restricted stock	1,494	—	—	1,494

Diluted weighted average shares outstanding for common stock	136,881	—	2,179	139,060

Diluted earnings per common share	$0.90			$0.91

The following table presents the basic and diluted earnings per share for the sixteen weeks ended April 21, 2012 (amounts in thousands, except per share data):

	Flowers Foods, Inc. Historical	Lepage	Purchase Price Adjustments	Pro Forma of Flowers Foods, Inc.
Net income	$37,943	5,976	$(5,481)	$38,438

Basic Earnings Per Common Share:
Basic weighted average shares outstanding for common stock	135,496	—	2,179	137,675

Basic earnings per common share	$0.28			$0.28

Diluted Earnings Per Common Share:
Basic weighted average shares outstanding for common stock	135,496	—	2,179	137,675
Add: Shares of common stock assumed issued upon exercise of stock options and vesting of restricted stock	1,686	—	—	1,686

Diluted weighted average shares outstanding for common stock	137,182	—	2,179	139,361

Diluted earnings per common share	$0.28			$0.28